Exhibit 10.1

SUNTRUST BANKS, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE AS OF

JANUARY 1, 2009
SUNTRUST BANKS, INC.
DIRECTORS DEFERRED COMPENSATION PLAN

ARTICLE 1
Purpose

The purpose of this Plan is to provide a mechanism under which a Director can elect to defer the payment of his or her Retainer, Meeting Fees, and/or RSU Awards until after the earlier of his or her death or resignation, removal or retirement as a Director and, further, to elect to treat such deferrals as if invested either in an interest bearing account at SunTrust Bank or in SunTrust Stock pending the distribution of such deferrals in accordance with the terms of this Plan. The Plan was originally established as of January 1, 1994 and is amended and restated in this document to comply with Code section 409A as of January 1, 2009. All amounts deferred under this Plan shall be governed by the terms of this amended and restated Plan.

The Plan is intended to comply with Code section 409A and official guidance issued thereunder. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with this intention.

ARTICLE 2
Definitions

2.1	Account – means for purposes of this Plan the bookkeeping account maintained by SunTrust as part of SunTrust’s books and records in accordance with Article 3, Article 4 and Article 5 to show as of any date the interest of each Director in this Plan attributable to Meeting Fees and/or Retainer, and each such bookkeeping account shall include subaccounts to account for deemed investment returns and different distribution forms.

2.2	Beneficiary – means for purposes of this Plan the person or persons designated as such in accordance with Section 5.5.

2.3 Board – means for purposes of this Plan the Board of Directors of SunTrust.

2.4	Code – means for purposes of this Plan the Internal Revenue Code of 1986, as amended.

2.5	Director – means for purposes of this Plan any person (other than a person who is an employee of SunTrust or an affiliate of SunTrust) who has been elected a member of the Board and any former member of the Board for whom an Account is maintained under this Plan.

2.6	Interest Subaccount – means for purposes of this Plan the part of a Director’s Account which is treated as if invested in an interest bearing account paying interest at the prime rate in effect on the last day of each calendar quarter at SunTrust Bank.

2.7	Key Employee – means for the purpose of this Plan any Director who is a treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of SunTrust or its affiliates if the stock of SunTrust or an affiliate is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.

2.8	Meeting Fees – means for purposes of this Plan the fees which are payable to a Director for attending a meeting of the Board, a meeting of a committee of the Board, a meeting of the Board of Directors of any SunTrust subsidiary and a meeting of a committee of any such Board of Directors.

2.9	Plan – means for purposes of this Plan this SunTrust Banks, Inc. Directors Deferred Compensation Plan, as amended from time to time.

2.10	Plan Administrator – means SunTrust’s Director of Human Resources or his or her delegate, as described in Section 6.4

2.11	Retainer – means for purposes of this Plan the fees which are payable to a Director for services as a member of the Board and a member of the Board of Directors of any SunTrust subsidiary.

2.12	RSU and RSU Awards – “RSU” means a restricted stock unit granted pursuant to the SunTrust 2004 Stock Plan and an “RSU Award” means an award of RSUs made to a Director under the annual stock award program for SunTrust Directors, which are deferred pursuant to the terms of this Plan.

2.13	RSU Account – means a bookkeeping account maintained by SunTrust as part of SunTrust’s books and records in accordance with Article 3, Article 4 and Article 5 to show as of any date the interest of each Director in this Plan attributable to RSU Awards deferred under this Plan.

2.14	Separation from Service or Separates from Service – means for purposes of this Plan a “separation from service” within the meaning of Code section 409A.

2.15	Stock Subaccount – means for purposes of this Plan that part of a Director’s Account which is treated as if invested in SunTrust Stock.

2.16	SunTrust – means for purposes of this Plan SunTrust Banks, Inc. and any successor to SunTrust Banks, Inc.

2.17	SunTrust Bank – means for purposes of this Plan SunTrust Bank, a subsidiary of SunTrust.

2.18	SunTrust Stock – means for purposes of this Plan the $1 par value common stock of SunTrust.

ARTICLE 3
Deferral Elections

3.1	First Term.

(a)	Initial Deferral Election Within 30 Days of Election to Board. A person who is elected a Director or who is nominated for election as a Director, other than a person who was a Director at any time during the 2-year period immediately preceding such election or nomination, (a “New Director”) can elect to defer the payment of his or her Meeting Fees and/or Retainer during the 30-day period immediately following the effective date of his or her election or nomination to the Board. Any election which is made and not revoked during the 30-day period immediately after such effective date shall (i) become irrevocable on the last day of such 30-day period; and (ii) remain in effect through the end of the calendar year which includes the last day in such 30-day period. Such deferral election shall apply with respect to the portion of his or her Meeting Fees and/or Retainer which are earned after the end of such 30-day period through the end of the calendar year which includes the last day in such 30-day period.

(b)	Deferral Election Prior to Election to Board. If a New Director makes an election before the effective date of his or her election or nomination to the Board, such deferral election shall become irrevocable on such effective date, shall remain in effect through the end of the calendar year which includes such effective date, and shall apply to all Meeting Fees and/or Retainer which he or she so elects to defer and which are earned during the first calendar year he or she serves as a Director.

3.2	Annual Deferral Elections. A Director may make an election before the beginning of any calendar year to defer the payment of his or her Meeting Fees and/or Retainer which are otherwise earned during such calendar year. Any election which is made and which is not revoked before the beginning of such calendar year shall become irrevocable on December 31 of the election year and be effective for the following 12-month period.

3.3	Deferral of RSU Awards. Under the annual stock award program for SunTrust Directors, each Director may elect to receive a RSU Award under the 2004 SunTrust Stock Plan and to defer the payment of such RSU Award under the Plan in compliance with the election timing requirements set forth in Section 3.1 or 3.2, as applicable; provided, however, any such deferral election shall apply with respect to the entire RSU Award regardless of whether any portion of the RSU Award is earned in any subsequent calendar year. In the event a RSU Award is deferred under the Plan, the RSU Award shall vest and be paid in accordance with Section 5.1(b).

3.4	Automatic Election Extension. If a Director has made a deferral election under either Sections 3.1, 3.2 or 3.3 for any calendar year and has not revoked such election before the beginning of any subsequent calendar year, such election shall become irrevocable on December 31 prior to the beginning of each subsequent calendar year and remain in effect for each such subsequent calendar year.

3.5	Account Credits. The RSU Awards, Meeting Fees and/or Retainer which a Director elects to defer under this Article 3 shall be credited to his or to her Account or RSU Account, as applicable, as of the date SunTrust determines that such fees or awards otherwise would have been payable or granted to the Director if no election had been made under this Article 3.

3.6	SunTrust Subsidiary. If a Director makes a deferral election under this Article 3 and he or she is a member of the Board of Directors of any SunTrust subsidiary, SunTrust shall direct such subsidiary, or each such subsidiary, to stop paying the Director’s Retainer and/or Meeting Fees in accordance with the terms of the Director’s election under this Article 3 to the extent that such election is effective under this Plan with respect to such fees. Similarly, if a Director terminates any such election under this Article 3 with respect to the Director’s Retainer and/or Meeting Fees for the following calendar year, SunTrust shall direct the subsidiary, or each subsidiary, to resume paying the Director’s Retainer and/or Meeting Fees in accordance with the Director’s election to the extent such election is effective under this Plan with respect to such fees.

3.7	Special Transition Period Election. Notwithstanding any prior elections or Plan provisions to the contrary, during the transition period provided under Code section 409A, a Director may have made an election to receive his or her Account or RSU Account in a form of distribution described in Section 5.2. Any such election must have become irrevocable on or before December 31, 2008 and must have been made in accordance with the procedures and distribution rules established by the Plan Administrator and in accordance with regulations under Code section 409A.

ARTICLE 4
Account Adjustments

4.1	General. Each Director who first makes an election under Article 3 shall make an election at the same time under this Article 4 on the form provided for this purpose to treat the credits made to his or her Account as made either 100% to his or her Interest Subaccount or 100% to his or her Stock Subaccount. Thereafter a Director shall have the right to elect to change such election with respect to future credits, and any such election shall (if properly made) be effective for credits made under Section 3.5 after the end of the calendar year in which the Director makes such election. An election under this Section 4.1 shall be made on the form provided for this purpose and shall be effective only if made in accordance with the directions on such form.

4.2	Interest Subaccount. Any credits which a Director elects to treat as made to his or her Interest Subaccount shall be adjusted to reflect the interest earned on the credits from the date such credits are deemed to be added to such subaccount, which is as of the date the Director would otherwise have been paid the amount in cash. Interest applied to the credits in such subaccount shall be changed as of the first day in each calendar quarter to the prime interest rate in effect on the last day of the immediately preceding calendar quarter at SunTrust Bank. That interest rate shall remain in effect until the first day of the subsequent calendar quarter when it shall be adjusted again. Credits shall continue to be adjusted for interest until the Interest Subaccount is distributed in full in accordance with Article 5.

4.3	Stock Subaccount. Any credits which a Director elects to treat as made to his or her Stock Subaccount shall be deemed to purchase shares of SunTrust Stock. The number of shares deemed purchased shall be determined by dividing the credits as of the date they would otherwise have been paid to the Director by the closing price of a share of SunTrust Stock for such date as accurately reported in The Wall Street Journal. The value of a Director’s Stock Subaccount shall be determined as of the first day in each calendar quarter based on the number of the shares of SunTrust Stock deemed purchased with such credits times the closing price of a share of SunTrust Stock as accurately reported in The Wall Street Journal for the last business day of the immediately preceding calendar quarter. Additional shares of SunTrust Stock shall be deemed purchased whenever a cash dividend is paid on SunTrust Stock on the date the dividend is paid on the same basis as shares are deemed purchased when a credit is made to a Stock Subaccount. An appropriate adjustment in the credits made to a Stock Subaccount or the shares of SunTrust Stock deemed purchased for such subaccount shall be made whenever dividends are paid other than in cash or there is a stock split or other adjustment or distribution made by SunTrust with respect to SunTrust Stock.

4.4	RSU Account. The RSU Account shall be credited with any RSU Awards deferred under the Plan in the number of shares deemed equal to the number of RSUs underlying the deferred RSU Awards. Deemed shares of SunTrust Stock credited to an RSU Account (each, a “phantom share”) shall be deemed to earn cash dividends, which are used to purchase additional phantom shares of SunTrust Stock on the date the dividend on actual shares of SunTrust Stock would otherwise have been paid to the Director in cash. The number of additional phantom shares deemed to be purchased shall be equal to the number of phantom shares of SunTrust Stock allocated to each Director’s RSU Account on the date a cash dividend is paid, multiplied by the amount of the actual cash dividend per share and divided by the closing price of a share of SunTrust Stock as accurately reported in The Wall Street Journal on the date such dividend is paid. An appropriate adjustment in the credits made to each Director’s RSU Account or the shares of SunTrust Stock deemed purchased for such RSU Account shall be made whenever dividends are paid other than in cash or there is a stock split or other adjustment or distribution made by SunTrust with respect to SunTrust Stock. The value of a Director’s RSU Account shall be determined as of the first day in each calendar quarter based on the number of the shares of SunTrust Stock deemed purchased with such credits times the closing price of a share of SunTrust Stock as accurately reported in The Wall Street Journal for the last business day of the immediately preceding calendar quarter.

ARTICLE 5
Distributions

5.1	Vesting and Payment Rules

(a)	In General. The Director shall at all times be 100% vested in his or her Account. Payment of the balance credited to a Director’s Account shall (subject to Section 5.2(b)) commence in the first quarter of the calendar year which immediately follows the calendar year in which the Director Separates from Service. A Director shall elect on his or her initial deferral election or pursuant to Section 3.7 the form of distribution (as described in Section 5.2) for his or her Account and any such election shall be irrevocable, subject to the subsequent election rules described in Section 5.3. If a Director does not select a form of distribution on his or her initial deferral election or pursuant to Section 3.7, the Director shall be deemed to have made an election under this Plan for a standard lump sum distribution of the Account under Section 5.2(a). All distributions under this Plan shall be made in cash.

(b)	Deferred RSU Awards.

(i)	Vesting. The Director shall vest in 100% of the RSUs underlying a RSU Award if he or she continues to provide services to SunTrust as a Director through the first anniversary of the date of grant for such award. Any portion of the RSU Account not vested on or before the date of a Director’s Separation from Service shall be forfeited. Notwithstanding the previous sentence, in the event the Director dies or incurs a disability (as defined in the 2004 SunTrust Stock Plan) during the one-year period following the grant date of any RSU Award deferred under the Plan, the Director shall vest in a prorated portion of such RSU Award based on the number of days performing services as a Director after the date of grant and before such event.

(ii)	Payment. Payment of the vested balance of a Director’s RSU Account shall (subject to Section 5.2(b)) commence in the first quarter of the calendar year which immediately follows the calendar year in which the Director Separates from Service. At the same time as electing to defer the first RSU Award pursuant to Section 3.3 or pursuant to Section 3.7, a Director shall select a form of distribution for the RSU Account, as described in Section 5.2. If a Director does not select a form of distribution on his or her initial deferral election or pursuant to Section 3.7, the Director shall be deemed to have made an election under this Plan for a standard lump sum distribution of his or her RSU Account under Section 5.2(a). The balance of the RSU Account award shall be determined as described in Section 4.4 and paid in cash.

5.2 Distribution Forms. The form of payment a Director elects, or is deemed to elect, for the Account need not be the same form of payment the Director elects, or is deemed to elect, for the RSU Account. The following forms of payment are available:

(a)	Standard Lump Sum. A Director shall have the right to elect that his or her Account or RSU Account be distributed in a standard lump sum.

(b)	Accelerated Lump Sum. A Director shall have the right to elect that his or her Account or RSU Account be distributed in an accelerated lump sum. If a Director makes such an election, his or her Account or RSU Account shall be distributed in the first month of the calendar quarter which immediately follows the calendar quarter which includes his or her date of Separation from Service. For purposes of this Section 5.2(b), calendar quarters shall begin on each January 1, April 1, July 1, and October 1.

(c)	Five Annual Installments. A Director shall have the right to elect that his or her Account or RSU Account be distributed in five (5) annual installments. If a Director’s Account or RSU Account is distributed under this distribution form, the first annual installment shall be made on the date described in Section 5.1. The amount distributable each calendar year shall be determined by multiplying the Director’s Account or RSU Account by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installments remaining after such installment has been paid plus one. The second annual installment through the fifth annual installment shall be distributed on the anniversary of the distribution of the first annual installment.

(d)	Ten Annual Installments. A Director shall have the right to elect that his or her Account or RSU Account be distributed in ten (10) annual installments. If a Director’s Account or RSU Account is distributed under this distribution form, the first annual installment shall be made on the date described in Section 5.1. The amount distributable each calendar year shall be determined by multiplying the Director’s Account or RSU Account by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installments remaining after such installment has been paid plus one. The second annual installment through the tenth annual installment shall be distributed on the anniversary of the distribution of the first annual installment.

5.3	Subsequent Deferral Elections. In accordance with rules and procedures established by the Plan Administrator under Section 6.4, a Director may make one or more subsequent elections to change the time or form of a distribution for his or her Account or RSU Account, but such an election shall be effective only if the following conditions are satisfied:

(a)	The election may not take effect until at least twelve (12) months after the date on which the election is made;

(b)	A distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and

(c)	Any election to change the time or form of a distribution related to a payment at a specified time or pursuant to a fixed schedule must be made at least twelve (12) months before the date the distribution is scheduled to be paid.

5.4	Delay for Key Employees. Notwithstanding the foregoing, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the seventh month following the Director’s Separation from Service (or, if earlier, in the first quarter of the calendar year following the Director’s death).

5.5 Beneficiary.

(a)	Designation. A Director shall have the right to designate a person, or more than one person, as his Beneficiary to receive the balance credited to his or her Account or RSU Account in the event of his or her death. Any such designation shall be made on a form provided for this purpose and shall be effective when such form is properly completed and delivered (in accordance with the instructions on such form) by the Director to SunTrust before his or her death. A Director may change his or her Beneficiary designation from time to time and, if a Director changes his or her Beneficiary at any time, his or her Beneficiary shall be the person or persons designated on the last form which is effective on his or her date of death. If no Beneficiary designation is in effect on the date a Director dies or if no designated Beneficiary survives the Director, the Director’s estate automatically shall be treated as his or her Beneficiary under this Plan.

(b)	Distribution. In the event of a Director’s death at any time (including after Separation from Service), the vested portion of a Director’s Account and RSU Account, if any, shall be distributed in a lump sum in the first quarter of the calendar year which immediately follows the Director’s death (provided that any payment that would occur before such quarter shall be paid as scheduled).

5.6	General Assets. All distributions to, or on behalf of, a Director under this Plan shall be made from SunTrust’s general assets, and any claim by a Director or by his or her Beneficiary against SunTrust for any distribution under this Plan from such assets shall be treated the same as a claim of any general and unsecured creditor of SunTrust.

5.7	Valuation of Distributions. The amount of any distribution under this Plan shall be determined using the value of the Director’s Account and RSU Account, if any, on the last business day of the month immediately preceding the month during which the distribution occurs. For purposes of determining the value of the RSU Account, the value of each share deemed purchased shall equal the closing price of a share of SunTrust Stock as accurately reported in The Wall Street Journal on such date.

ARTICLE 6
Miscellaneous

6.1	Making and Revoking Elections. An election shall be treated as made or revoked under this Plan only when the form provided for making such election or revocation is properly completed and delivered to SunTrust in accordance with the instructions on such form.

6.2	No Liability. No Director and no Beneficiary of a Director shall have the right to look to, or have any claim whatsoever against, any officers, director, employee or agent of SunTrust or any affiliate of SunTrust in his or her individual capacity for the distribution of any Account or RSU Account.

6.3	No Assignment; Binding Effect. No Director or Beneficiary shall have the right to alienate, assign, commute or otherwise encumber an Account or RSU Account for any purpose whatsoever, and any attempt to do so shall be disregarded as completely null and void. The provisions of this Plan shall be binding on each Director and Beneficiary and on SunTrust.

6.4	Administration. The duties of the Plan Administrator shall be carried out under the authority of SunTrust’s Director of Human Resources or his or her delegate. The Director of Human Resources or such delegate shall have the right and the power and the responsibility to take such equitable and other action as he or she deems proper or appropriate under the circumstances to properly administer this Plan.

6.5	Construction. This Plan shall be construed in accordance with the laws of the State of Georgia. Headings and subheadings have been added only for convenience of reference and shall have no substantive effect whatsoever. All references to sections shall be to sections to this Plan. All references to the singular shall include the plural and all references to the plural shall include the singular.

6.6	Term of Office. A Director’s participation in this Plan shall not constitute a contract for a Director to serve as a member of the Board for any particular term or for any particular rate of compensation, and participation in this Plan shall have no bearing whatsoever on such terms or compensation or on any other conditions for membership on the Board.

6.7	1934 Act. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 (“1934 Act”), transactions under this Plan are intended to comply with all applicable conditions of Rule 16(a)-1(c)(3)(ii) or its successors under the 1934 Act. To the extent any provision of this Plan or act by the Plan Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan Administrator.

6.8	Amendment and Termination. The Board shall have the right to amend this Plan from time to time and to terminate this Plan at any time; provided, however, the balance credited to each Account and RSU Account immediately after any such amendment or termination shall be no less than the balance credited to such Account and RSU Account immediately before such amendment or termination. Except as provided in the next sentence, no amendment or termination shall adversely affect a Director’s right to the distribution of his or her Account and RSU Account, if any, or his or her Beneficiary’s right to the distribution of such accounts. Upon termination of the Plan, distribution of balances in Accounts and RSU Accounts shall be made to Directors and Beneficiaries in the manner and at the time described in Article 5, unless SunTrust determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further deferrals of RSU Awards, Meeting Fees and Retainer shall be permitted; however, interest and earnings shall continue to be credited to balances of the Accounts and RSU Accounts in accordance with Article 4 until such balances are fully distributed.

6.9	Indemnification. SunTrust and its affiliates (to the extent permissible under law and consistent with their charters and bylaws) shall indemnify and hold harmless the Board, each individual member of the Board and any employee authorized to act on behalf of the Board, SunTrust or any affiliate under this Plan for any liability, loss, expense, assessment or other cost of any kind or description whatsoever, including legal fees and expenses, which they actually incur for their acts and omissions, past, current or future, in the administration of the Plan.

SUNTRUST BANKS, INC.

By:	/s/ Donna D. Lange	Date:	12-31-2008

Title:	SVP/Corporate Benefits Director